MUTUAL RESCISSION AGREEMENT AND GENERAL RELEASE

This Mutual Rescission Agreement and General Release (this "Rescission Agreement") is entered into as of December 29, 2020 ("Effective Date") by and between Iota Communications, Inc., a Delaware corporation (the "Company"), and Rodney D. Speight (the "Buyer"). The Company and the Buyer are sometimes individually referred to herein as a "Party" or collectively, as the "Parties."

RECITALS

A. On February 17, 2020, the Company and the Buyer entered into that certain Securities Purchase Agreement (the "Securities Purchase Agreement"), pursuant to which the Company sold to the Buyer, and the Buyer purchased from the Company at the purchase price of $300,000 (the "Purchase Price"), a Promissory Note (the "Note") in the principal amount of $300,000 (the "Principal Amount") and (ii) One Million (1,000,000) shares of the Company's common stock, issued to the Buyer as inducement for purchasing the Note (the "Inducement Shares").

B. On February 19, 2020, the Company issued to the Buyer and registered in the name of the Buyer the Inducement Shares represented by Stock Certificate No. 5208.

C. Pursuant to the terms of the Note, the Principal Amount, together with a three percent per annum accrued interest rate thereon ("Interest") had to be paid by the Company to the Buyer on or before March 31, 2020 (the "Maturity Date"), and as of the Effective Date, the Principal Amount and the Interest remain unpaid and outstanding.

D. In addition, the Note provides that, upon the occurrence of any Event of Default (as defined under the Note), which includes, but is not limited to the Company's failure to pay to the Buyer any amount of Principal, Interest, or other amounts when and as due under this Note, the Company shall issue to the Buyer shares of common stock in the amount of one million (1,000,000) shares per month, pro rated based on the number of calendar days that have elapsed following the Event of Default, until such time as the Event of Default is cured.

E. In connection with and following the Event of Default, the Company has issued to the Buyer and registered in the name of the Buyer, an aggregate of seven million (7,000,000) shares of common stock (the "Additional Shares"), for each month starting from April 2020 and including October 2020, represented by the following stock certificates: Stock Certificate No. 5220; Stock Certificate No. 5221; Stock Certificate No. 5227, Stock Certificate No. 5232; Stock Certificate No. 5220; Stock Certificate No. 5250; Stock Certificate No. 5264 and Stock Certificate No. 5273 (collectively, the "Certificates for Additional Shares"). As of the Effective Date, another 1,000,000 shares for the month of November 2020 are due to the Buyer by the Company which have not be issued.

F. The Company and the Buyer desire to rescind the Securities Purchase Agreement, the Note and any related documents, with the result that all shares of common stock issued by the Company to the Buyer pursuant to the Securities Purchase Agreement and the Note, including, without limitation, the Inducement Shares and the Additional Shares, to be returned by the Buyer to the Company for cancellation, and the Buyer's Purchase Price to be returned by the Company to the Buyer, all as if the transactions under the Transaction Documents (as defined below) never occurred (the "Rescission").

G. The Parties desire that this Agreement lawfully: (i) rescind the legal relationships created by the Securities Purchase Agreement and the Note, in accordance with IRS Rev. Rul. 80-58, (the

"Recission Doctrine"); (ii) provide for an orderly and amicable separation of the Parties; and (iii) compromise and settle all disputes, if any, between the Parties.

H. In connection with the Rescission, the Parties desire to settle and resolve all potential claims, legal actions, judgments, disputes, claims, causes of action, and appeals against each other, known or unknown, by entering into this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct in all material respects and are hereby incorporated herein as a material part of this Agreement.

2. Rescission of the Transaction Documents. The Company and the Buyer hereby rescind all agreements entered into in connection with the purchase of the Note and the Inducement Shares, including the issuance of the Additional Shares received by the Buyer under the Note. This rescission and termination include, but is not limited to, the following agreements and related documents (collectively the "Transaction Documents"):

2.1. the Securities Purchase Agreement;

2.2. the Note;

2.3. the Inducement Shares represented by Stock Certificate No. 5208, and

2.4 the Additional Shares represented by Stock Certificates for Additional Shares.

3. Effectuation of the Rescission. The Rescission is effectuated through the following:

3.1. Rescission: Exchange of Inducement Shares and the Additional Shares; Cancellation of the Note. The Transaction Documents, including the Securities Purchase Agreement, the Note, the Inducement Shares and the Additional Shares shall, at the Effective Date, by virtue of this Agreement, and without any further action on the part of the Company or the Buyer, be cancelled, terminated and of no further force or effect. All of the rights of the Buyer to the Note, the Inducement Shares and the Additional Shares, represented by the Stock Certificate No. 5208 and the Stock Certificates for Additional Shares, respectively, shall at the Effective Date, by virtue of this Agreement, and without any further action on the part of the Company or the Buyer, be exchanged into only the Buyer's right to receive the sum of $300,000 in cash as the Purchase Price initially paid by the Buyer to the Company. As of the Effective Date, the Buyer shall have no ownership interest whatsoever in the Inducement Shares, the Note, or the Additional Shares other than the rights provided herein.

3.2. Delivery of the Transaction Document Pursuant to the Rescission. Pursuant to the Rescission, the Transaction Documents shall be released pursuant to the following terms of this Agreement:

(a) Within two (2) banking days after the execution and delivery of this Agreement by the Parties, the Company shall deliver or cause to be delivered to the Buyer, by wire transfer of immediately available funds, the Purchase Price, pursuant to the wire instructions provided by the Buyer.

(b) Concurrent with the execution of this Agreement by the Parties, the Buyer shall deliver to the Company's transfer agent the original Stock Certificate No. 5208, the Stock Certificates for Additional Shares, the irrevocable instructions for cancellation of the Inducement Shares, represented by Stock Certificate No. 5208 and the Additional Shares, represented by Stock Certificates for Additional Shares, together with the original stock powers signed in blank and any additional documents, acceptable to the Company's transfer agent.

(c) Concurrently with the execution of this Agreement by the Parties, the Buyer shall deliver to the Company the original Note and the original Securities Purchase Agreement, if applicable, for cancellation by the Company.

4. Mutual Releases.

4.1. Buyer General Release. Effective upon, and subject only to, the Company's compliance with Section 3(a) above, the Buyer does hereby globally, immediately and forever release, remise, acquit, satisfy and discharge the Company and any and all of their respective affiliates, subsidiaries, officers, directors, attorneys, agents, employees, registered representatives, personal representatives, successors, or assigns, as applicable (the "Company Parties"), from any and all manner of claims, benefits, rights, sums of money, causes of action, suits, debts, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which the Buyer ever had, now has or may have, against any of the Company Parties for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any rights with respect to the Securities Purchase Agreement, the Note, the Inducement Shares and the Additional Shares, from the beginning of the world to the day of execution of this Agreement, with the exception of the rights and obligations of the Parties under this Agreement.

4.2. Company General Release. Effective upon, and subject only to, the effectiveness of the Buyer's release in Section 4.1 above, the Company does hereby globally, immediately and forever release, remise, acquit, satisfy and discharge the Buyer and any and all of Buyer's respective affiliates, attorneys, agents, registered representatives, personal representatives, successors, or assigns, as applicable (the "Buyer Parties") from any and all manner of claims, benefits, rights, sums of money, causes of action, suits, debts, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which Company, ever had, now has, or may have, against any of the Buyer Parties for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any rights with respect to the Securities Purchase Agreement, the Note, the Inducement Shares and the Additional Shares from the beginning of the world to the day of execution of this Agreement, with the exception of the rights and obligations of the Parties under this Agreement.

4.3 No Admission. The releases set forth in Sections 4.1 and 4.2 above (the "General Releases") are accepted by the Parties hereto as compromises of disputed claims and comprise part of the transactions contemplated herein, and shall not be construed as an admission of liability on the part of any of the Parties thereto.

4.4 Covenant Not to Sue. Each of the Parties hereto agrees that none of them, nor any of their respective agents, employees, personal or legal representatives, successors or permitted assigns will bring, commence, institute, maintain or prosecute any action at law or proceeding in equity, or any legal proceeding whatsoever, or any claim for relief or damages, against any of the other Parties hereto which

(b) Concurrent with the execution of this Agreement by the Parties, the Buyer shall deliver to the Company's transfer agent the original Stock Certificate No. 5208, the Stock Certificates for Additional Shares, the irrevocable instructions for cancellation of the Inducement Shares, represented by Stock Certificate No. 5208 and the Additional Shares, represented by Stock Certificates for Additional Shares, together with the original stock powers signed in blank and any additional documents, acceptable to the Company's transfer agent.

(c) Concurrently with the execution of this Agreement by the Parties, the Buyer shall deliver to the Company the original Note and the original Securities Purchase Agreement, if applicable, for cancellation by the Company.

4. Mutual Releases.

4.1. Buyer General Release. Effective upon, and subject only to, the Company's compliance with Section 3(a) above, the Buyer does hereby globally, immediately and forever release, remise, acquit, satisfy and discharge the Company and any and all of their respective affiliates, subsidiaries, officers, directors, attorneys, agents, employees, registered representatives, personal representatives, successors, or assigns, as applicable (the "Company Parties"), from any and all manner of claims, benefits, rights, sums of money, causes of action, suits, debts, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which the Buyer ever had, now has or may have, against any of the Company Parties for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any rights with respect to the Securities Purchase Agreement, the Note, the Inducement Shares and the Additional Shares, from the beginning of the world to the day of execution of this Agreement, with the exception of the rights and obligations of the Parties under this Agreement.

4.2. Company General Release. Effective upon, and subject only to, the effectiveness of the Buyer's release in Section 4.1 above, the Company does hereby globally, immediately and forever release, remise, acquit, satisfy and discharge the Buyer and any and all of Buyer's respective affiliates, attorneys, agents, registered representatives, personal representatives, successors, or assigns, as applicable (the "Buyer Parties") from any and all manner of claims, benefits, rights, sums of money, causes of action, suits, debts, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which Company, ever had, now has, or may have, against any of the Buyer Parties for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any rights with respect to the Securities Purchase Agreement, the Note, the Inducement Shares and the Additional Shares from the beginning of the world to the day of execution of this Agreement, with the exception of the rights and obligations of the Parties under this Agreement.

4.3 No Admission. The releases set forth in Sections 4.1 and 4.2 above (the "General Releases") are accepted by the Parties hereto as compromises of disputed claims and comprise part of the transactions contemplated herein, and shall not be construed as an admission of liability on the part of any of the Parties thereto.

4.4 Covenant Not to Sue. Each of the Parties hereto agrees that none of them, nor any of their respective agents, employees, personal or legal representatives, successors or permitted assigns will bring, commence, institute, maintain or prosecute any action at law or proceeding in equity, or any legal proceeding whatsoever, or any claim for relief or damages, against any of the other Parties hereto which

is based in whole or in part on any of the matters or claims released under the General Releases. The Parties hereto agree that the releases contained in the General Releases may be pleaded as a full and complete defense, and may be used as a basis for an injunction against, any action or suit or other proceeding that may be commenced, instituted, prosecuted or attempted by any of the other Parties hereto or any of their personal or legal representatives, employees, agents, officers, directors, successors or permitted assigns, in breach of any of the provisions set forth in this Agreement. The Parties hereto further agree that none of them will, at any time, take any action of any nature whatsoever to (i) obtain a determination that this Agreement, or the transactions contemplated hereby, are unlawful, illegal or against public policy, (ii) challenge the validity or enforceability of this Agreement or the transactions contemplated hereby, (iii) or that any of the arrangements set forth in this Agreement, or any of the transactions contemplated hereby, are unlawful in any other manner whatsoever.

5. Representations and Warranties by the Company. The Company represents, warrants and covenants to the Buyer as follows, that:

5.1. It has the full power and authority to execute, deliver and perform this Agreement and the documents related thereto;

5.2. This Rescission Agreement and the documents to be executed and delivered by it hereunder constitute its legal, valid and binding obligations, enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law;

5.3. The execution and delivery by it of this Agreement and the documents to be executed and delivered by it hereunder, and the fulfillment of and compliance with their respective terms by said parties does not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default or event of default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval exemption or other action by or notice to any court or governmental body.

6. Representations and Warranties by the Buyer. The Buyer represents, warrants and covenants to the Company that:

6.1. The Buyer has the full power and authority to execute, deliver and perform this Agreement and the documents related thereto;

6.2. This Agreement and the documents to be executed and delivered by the Buyer hereunder constitute the legal, valid and binding obligations of the Buyer, enforceable against said it in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law;

6.3. The execution and delivery by the Buyer of this Agreement and the documents to be executed and delivered by it hereunder, and the fulfillment of and compliance with their respective terms by said parties does not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default or event of default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval exemption or other action by or notice to any court or governmental body.

6.4. The Buyer has not made any representations on behalf of the Company, and has not sold,

pledged, assigned, or issued any ownership rights to Securities Purchase Agreement, the Note, the Inducement Shares and the Additional Shares, has not issued any notes, securities, or derivatives using the Note, the Inducement Shares and the Additional Shares as the underlying or pledged security, and has made no representation that obligates, binds, or harms the Company in any manner to creditors and agents of the Buyer or to any governmental agencies.

7. Confidentiality. No Party shall disclose or use the terms of this Agreement or the documents to be executed and delivered hereunder to anyone other than such Party's attorneys, members, managers, shareholders, lenders, or accountants, in connection with proceedings to enforce this Agreement, or as otherwise required by law or as deemed appropriate by the Company's legal counsel in connection with securities and other laws. Further, the Parties agree that if any breach of this Section occurs, irreparable harm not fully compensable by damages will occur. For that reason, in the event of any breach of this Section, the non-breaching Party will be entitled to injunctive relief without the necessity of posting a bond, as well as damages.

8. Indemnification. Each of the Company and the Buyer shall defend, indemnify, and hold the other Party harmless from and against any and all losses, damages, liabilities and expenses (including penalties and attorneys' fees) which are incurred or suffered by or imposed upon the other Party arising out of or relating to (i) any failure or breach by the party to perform any of its covenants, agreements or obligations under this Agreement, or (ii) any inaccuracy or incompleteness of any of the representations and warranties of the party contained in this Agreement or in any other document delivered in connection with this Agreement.

9. Interpretation - No Presumption. It is acknowledged by the Parties that this Agreement is the result of negotiated suggestions of all Parties, and therefore, no presumptions shall arise favoring any Party by virtue of the authorship of any provisions herein or the modification, addition, or deletion of provisions in prior drafts hereof.

10. Non-disparagement. From and after the Effective Date, each Party will refrain from making any disparaging statements, communications or comments about another Party to this Agreement, and from in any way interfering with their existing or prospective business relationships. In the event of any breach of this Section, the non-breaching Party will be entitled to injunctive relief without the necessity of posting a bond, as well as damages.

11. Governing Law; Jurisdiction. This Agreement shall be governed and interpreted under the internal laws of the State of Pennsylvania, without reference to the principles thereof relating to the conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Commonwealth of Pennsylvania, Lehigh County, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any Party anywhere in the world.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

13. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

14. Survival. The terms and provisions of the Agreement shall survive the Rescission.

15. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile or email, on the date of transmission with receipt of a transmittal confirmation or (c) if by courier service, on the second (2nd) business day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. A Party may change or supplement the addresses given in the signature pages hereto, or designate additional addresses, for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

16. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

17. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all which together shall be considered one and the same document. This Agreement may be executed by facsimile or in .pdf format, and, upon such execution, shall have the same force and effect as an original signature.

19. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies under or by reason of this Agreement to or for the benefit of any person other than the Parties to this Agreement and their respective successors and assigns (including the heirs, beneficiaries or legal representatives of the Parties), nor shall this Agreement relieve or discharge the obligation or liability of any third persons to any Party. This Agreement shall not give any third persons any right of subrogation or action against any Party to this Agreement.

20. Costs. Unless otherwise provided in a separate agreement, each Party shall bear its own costs and expenses in connection with the preparation, negotiation and execution of this Agreement.

21. No Assurances. The Company and Buyer agree to treat the transactions contemplated in this Agreement consistently as a rescission for income tax purposes. Nevertheless, Buyer acknowledges that the Company has not provided any tax advice in connection with the negotiation, preparation, execution and delivery of this Agreement. Each Party is responsible to determine the appropriate tax treatment of the transactions contemplated in this Agreement in consultation with its own tax advisors. If

either Party determines that another tax treatment is required, that Party will promptly notify the other Party of its revised treatment of the transactions contemplated in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

IOTA COMMUNICATIONS, INC.

By: ____________________
Name: Terrence DeFranco
Title: Chief Executive Officer

Address for Notices:

600 Hamilton Street, 10th Floor

Allentown, PA 18101

BUYER

____
Rodney D. Speight

[redacted]